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                                                                     EXHIBIT 3.1

   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 05/20/1994
  944090455 - 2404523

                          CERTIFICATE OF INCORPORATION
                                       OF
                             VALENTEC SYSTEMS, INC.

      The undersigned, for the purposes of forming a corporation pursuant to the General corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

      FIRST: The name of the Corporation is: Valentec Systems, Inc.

      SECOND: The registered Office of the Corporation is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, State of Delaware, 19901. The name of its registered agent at that address is The Practice-Hall Corporation System, Inc.

      THIRD: The Purpose of the Corporation is to engage in any lawful actor activity for which a Corporation may be organised under the General Corporation Law of the State of Delaware.

      FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, par value $,01 per share, all of which shall be designated "Common Stock."

      FIFTH: The name and mailing address of the Incorporator is:

                     RICHARD A. GOLDBERG, BEQ.
                     % SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN
                     919 THIRD AVENUE, 20th FLOOR
                     NEW YORK, NEW YORK 10022

      SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

            (a) to adopt, amend or repeal the By-Laws of the Corporation in such manner and subject to such limitations any, as shall be set forth in the By-Laws;

            (b) to allot and authorize the issuance of the authorized but unissued shares of the Corporation, including the declaration of dividends payable in shares of any class to stockholders of any class; and

            (c) to exercise all of the powers of the Corporation, insofar as the same may lawfully be vested by this certificate in the board of directors.

[ILLEGIBLE]

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      SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for branch of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of to State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director(i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter it amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

      IN WITNESS WHEREOF, I have hereonto set my hand this 20th day of May, 1994:

                                                   /s/ Richard A. Goldberg
                                                   -----------------------------
                                                   Richard A. Goldberg
                                                   Sole Incorporator

[ILLEGIBLE]

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                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 09:12 AM 09/24/2003
                                                    FILED 10:07 AM 09/24/2003
                                                   SRV 030613150 - 2404523 FILE

                                   CERTIFICATE
            FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

      VALENTEC SYSTEMS, INC., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 20th day May, 1984 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

      1. The name borne by the corporation at the time its Certificate of Incorporation became void is Valentec Systems, Inc.

      2. Its registered office in the State of Deleware is located at Corporation Trust Center, 1209 Orange Street, City of Washington, County of Now Castle and the name of its registered agent at such address is The Corporation Trust Company.

      3. The date when revival of the Certificate of Incorporation of this corporation is to commence is 28th day of Februry, 2003, since being prior to the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

      4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 2003, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

      IN WITNESS WHEREOF, said Valentec Systems, Inc. in compliance with
Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Steve Shows, its last and acting Vice President, this 23rd day of September, 2003.

                                             VALENTEC SYSTEMS, INC.

                                             By: /s/ Steve Shows
                                                 -------------------------------
                                                 Steve Shows, Vice President